April 3, 2000


Dear SEC,

     Gray & Northcutt, Inc. agrees with the following statements as contained in the form 8-K dated March 17, 2000 for NextPath Technologies, Inc.:

     "In the course of performing our work, we have concluded that NextPath lacks the internal controls necessary for the development of reliable financial statements. Further, information has come to our attention that leads us to conclude that we should not rely upon the repensentations of NextPath's management in place during the period covered by this audit".

Sincerely,



By:/s/Gray & Northcutt, Inc.
   -------------------------
   Gray & Northcutt, Inc.